Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-217573 and 333-228967) and Form S-8 (No. 333-210633, 333-216903, and 333-223614) of Aeglea BioTherapeutics, Inc. of our report dated March 7, 2019 relating to the financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Austin, Texas
March 7, 2019